EXHIBIT 4.1(a)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

GUILFORD PHARMACEUTICALS INC.
1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN
AS AMENDED

      Guilford Pharmaceuticals Inc., sets forth herein the terms of this Employee Share Option and Restricted Share Plan as follows:

      1. PURPOSE

      The Plan is intended to advance the interests of the Company by providing eligible individuals (as designated pursuant to Section 5 below) with incentives to improve business results, by providing an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company, and will encourage such eligible individuals to continue to serve the Company. To this end, the Plan provides for the grant of share options and restricted shares all as set out herein. Each share option granted under the Plan is intended to be an “incentive stock option” except (i) to the extent that any such Option would exceed the limitations set forth in Section 8 below; and (ii) for Options specifically designated at the time of grant as not being “incentive stock options”.

      2. DEFINITIONS

      For purposes of interpreting the Plan and related documents (including Share Option Agreements and Restricted Share Agreements), the following definitions shall apply:

      2.1 “Affiliate” means any company or other trade or business that is controlled by or under common control with the Company (determined in accordance with the principles of Section 414(b) and 414(c) of the Code and the regulations thereunder).

      2.2 “Agreement” means a written agreement between the Company and the recipient individual that sets out the terms and conditions of the grant of an Incentive Award.

      2.3 “Board” means the Board of Directors of the Company.

      2.4 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

      2.5 “Committee” means the stock option committee appointed by the Board pursuant to Section 3.2 of the Plan.

      2.6 “Company” means Guilford Pharmaceuticals Inc..

      2.7 “Effective Date” means the date of adoption of the Plan by the Board.

      2.8 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

      2.9 “Exercise Price” means the Option Price multiplied by the number of Shares purchased pursuant to the exercise of an Option.

      2.10 “Expiration Date” means the tenth (10th) anniversary of the grant date, or, if earlier, the termination of the option pursuant to Section 20.3.

      2.11 “Fair Market Value” means the value of each Share subject to the Plan determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or are publicly traded on an established securities market, the Fair Market Value of the Shares shall be the closing price of the Shares on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on the trading day immediately preceding the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such System or traded on such a market, Fair Market Value shall be determined by the Board in good faith.

      2.12 “Grant Date” means the later of (i) the date as of which the Board approves the grant and (ii) the date as of which the Optionee and the Company or Subsidiary enter the relationship resulting in the Optionee being eligible for grants.

      2.13 “Holder” means a person who holds Restricted Shares under the Plan.

      2.14 “Incentive Award” means an award of an Option or Restricted Shares under the Plan.

      2.15 “Incentive Share Option” means an “incentive stock option” within the meaning of section 422 of the Code.

      2.16 “Option” means an option to purchase one or more Shares pursuant to the Plan.

      2.17 “Optionee” means a person who holds an Option under the Plan.

      2.18 “Option Period” means the period during which Options may be exercised as defined in Section 12.

      2.19 “Option Price” means the purchase price for each Share subject to an Option.

      2.20 “Plan” means the Guilford Pharmaceuticals Inc. Employee Share Option and Restricted Share Plan.

      2.21 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

      2.22 “Restricted Share Agreement” means the written agreement evidencing the grant of Restricted Shares hereunder.

      2.23 “Restricted Share Award” means an award of the right to purchase restricted Shares granted pursuant to Section 14 of this Plan.

      2.24 “1933 Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

      2.25 “Shares” mean share of common stock, par value $.01 per Share, of the Company.

      2.26 “Share Option Agreement” means the written agreement evidencing the grant of an Option hereunder.

      2.27 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 425(f) of the Code.

      3. ADMINISTRATION

      3.1 Board. The Plan shall be administered by the Board, which shall have the full power and authority to take all actions and to make all determinations required or provided for under the Plan or any Option granted or Share Option Agreement entered into hereunder and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Option granted or Share Option Agreement entered into hereunder. The interpretation and construction by the Board of any provision of the Plan or of any Option granted or Share Option Agreement entered into hereunder shall be final and conclusive.

      3.2. Committee The Board may from time to time appoint the Committee, and the Board, in its sole discretion, may provide that the role of the Committee shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the Board may delegate to the Committee such powers and authorities related to the administration of the Plan, as set forth in Section 3.1 hereof, as the Board shall determine, consistent with the Restated Certificate of Incorporation and Bylaws of the Company and applicable law. In the event that the Plan or any Option granted or Share Option Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section 3.2. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final and conclusive.

      3.3. No Liability. No member of the Board or of the Committee shall be liable for any action or determination made, or any failure to take or make an action or determination, in good faith with respect to the Plan or any Option granted or Share Option Agreement entered into hereunder.

      3.4. Action by the Board. The Board may act under the Plan with respect to any Option granted to or Share Option Agreement entered into with an officer or stockholder of the Company who is subject to Section 16 of the Exchange Act, other than by, or in accordance with the recommendations of, the Committee, constituted as set forth in Section 3.2 hereof, only if all of the members of the Board are “disinterested persons” as defined in Rule 16b-3 of the Exchange Act.

      4. SHARES

      The Shares that may be issued pursuant to Incentive Awards may be treasury Shares or authorized but unissued Shares. The number of Shares that may be issued pursuant to Incentive Awards under the Plan shall not exceed, in the aggregate, 3,435,000 Shares. No more than 300,000 Shares may be issued pursuant to Restricted Share Awards under the Plan. If any Incentive Award expires, terminates, or is terminated or canceled for any reason prior to exercise or vesting in full, the Shares that were subject to the unexercised, forfeited, or terminated portion of such Incentive Award shall be available immediately for future grants of Incentive Awards under the Plan.

      5. ELIGIBILITY

      5.1 Designated Recipients. Subject to the next sentence, Incentive Awards may be granted under the Plan to (i) any full-time employee of the Company or any Subsidiary (including any such individual who is an officer or trustee of the Company or any Subsidiary or Affiliate) as the Board shall determine and designate from time to time or (ii) any other individual whose participation in the Plan is determined by the Board to be in the best interests of the Company and is so designated by the Board, provided that no outside director on the Board shall be eligible to participate in this Plan.

      5.2 Successive Grants. An individual may hold more than one Incentive Award, subject to such restrictions as are provided herein.

      6. EFFECTIVE DATE AND TERM OF THE PLAN

      6.1 Effective Date. The Plan shall be effective as of the date of adoption by the Board, subject to approval of the Plan within one year of such Effective Date by an affirmative majority vote of the stockholders, voting either in person or by proxy, at a duly held meeting of the stockholders or by written consent and in a manner that satisfies the requirements of Rule 16b-3 of the Exchange Act. Upon approval of the Plan by the stockholders of the Company as set forth above, however, all Incentive Awards granted under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Plan’s Effective Date. If the stockholders fail to approve the Plan within one year of such Effective Date, any Incentive Awards granted hereunder shall be null and void and of no effect.

      6.2 Term. The Plan has no termination date, provided, however, that no Incentive Share Option may be granted on or after the tenth anniversary of the Effective Date.

      7. GRANT OF OPTIONS

      7.1 General. Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, grant to such eligible individuals as the Board may determine, Options to purchase such number of Shares on such terms and conditions as the Board may determine, including any terms or conditions which may be necessary to qualify such Options as Incentive Share Options. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

      7.2 Limitation on Grants of Options to Executives. The maximum number of

Shares subject to Options that can be awarded under the Plan to any executive officer of the Company, a Subsidiary or any Affiliate, or to any other person eligible for a grant of an Incentive Award under Section 5.1, is no more than one-third of the total number of Shares that can be granted as Incentive Awards under the Plan.

      8. LIMITATION OF INCENTIVE SHARE OPTIONS

      An Option (other than an Option described in exception (ii) of Section 1) shall constitute an Incentive Share Option to the extent that the aggregate fair market value (determined at the time the option is granted) of the Shares with respect to which Incentive Share Options are exercisable for the first time by any Optionee during any calendar year (under the Plan and all other plans of the Optionee’s employer and its parent and Subsidiary) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

      9. PARACHUTE LIMITATIONS

      Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Optionee with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Optionee (including groups or classes of participants or beneficiaries of which the Optionee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Optionee (a “Benefit Arrangement”), if the Optionee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option held by that Optionee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Optionee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Optionee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Optionee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by him or her without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Optionee under any Other Agreement or any Benefit Arrangement would cause the Optionee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Optionee as described in clause (ii) of the preceding sentence, then the Optionee shall have the right, in the Optionee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Optionee under this Plan be deemed to be a Parachute Payment.

      10. SHARE OPTION AGREEMENTS

      All Options granted pursuant to the Plan shall be evidenced by Share Option Agreements, to be executed by the Company and by the Optionee, in such form or forms as the Board shall from time to time determine. Share Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

      11. OPTION PRICE

      The Option Price shall be fixed by the Board and stated in each Share Option Agreement. The Option Price shall not be less than the Fair Market Value of the Shares; provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Share Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent), the Option Price of an Option that is intended to be an Incentive Share Option shall be not less than the greater of par value or 110 percent of the Fair Market Value of a Share at the time such Option is granted.

      12. TERM AND EXERCISE OF OPTIONS

      12.1 Term. Each Option granted under the Plan shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten years from the date such Option is granted, or on such other date as may be fixed by the Board and stated in the Share Option Agreement relating to such Option; provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Share Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent), an Option granted to such Optionee that is intended to be an Incentive Share Option shall in no event be exercisable after the expiration of five years from the date it is granted.

      12.2 Option Period and Limitations on Exercise. Each Option granted under the Plan shall be exercisable, in whole or in part, at any time and from time to time over a period commencing on or after the Grant Date and ending upon the expiration or termination of the Option, as the Board shall determine and set forth in the Share Option Agreement relating to such Option. Without limiting the foregoing, the Board, subject to the terms and conditions of the Plan, may in its sole discretion provide that an Option may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding; provided, however, that any such limitation on the exercise of an Option contained in any Share Option Agreement may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised. Notwithstanding any other provisions of the Plan, no Option shall be exercisable in whole or in part prior to the date the Plan is approved by the stockholders of the Company as provided above.

      12.2A Retirement. If the Optionee retires from the Company or a Subsidiary following the attainment of age 62 and (i) the Optionee has completed at least five years but fewer than ten years of service with the Company or a Subsidiary, the Optionee shall have the right (subject to the limitations on exercise set forth in Section 3.7 below) to exercise all or any part of the Option, to the extent the Option was vested upon the Optionee’s retirement, for a period equal to the shorter of (a) five (5) years following the Optionee’s retirement or (b) the remaining term of the Option, or (ii) the Optionee has completed as least ten years of service with the Company or a Subsidiary, the Optionee shall have the right (subject to the limitations on exercise set forth in Section 3.7 below) to exercise all or any part of the Option, to the extent the Option was vested upon the Optionee’s retirement, for the remaining term of the Option.

      12.3 Termination of Employment. Upon the termination of the employment of an Optionee with the Company, a Subsidiary or an Affiliate, other than by reason of the death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), any Option granted to an Optionee pursuant to the Plan shall terminate, and such Optionee shall have no further right to purchase Shares pursuant to such Option; provided further, that the Board may provide, by inclusion of appropriate language in any Share Option Agreement, that an Optionee may (subject to the general limitations on exercise set forth in Section 12.2 above), in the event of termination of employment of the Optionee with the Company, a Subsidiary or an Affiliate, exercise an Option, in whole or in part, at any time subsequent to such termination of employment and prior to termination of the Option pursuant to Section 12.2 above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 12.2. above, as the Board, in its sole and absolute discretion, shall determine and set forth in the Share Option Agreement. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan, shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment with the Company, a Subsidiary or an Affiliate shall not be deemed to occur if the Optionee is immediately thereafter employed with the Company, any other Subsidiary or any other Affiliate.

      12.4 Rights in the Event of Death. If an Optionee dies while employed by the Company, a Subsidiary or an Affiliate, the executors or administrators or legatees or distributees of such Optionee’s estate shall have the right (subject to the general limitations on exercise set forth in Section 12.2 above), at any time within one year after the date of such Optionee’s death and prior to termination of the Option pursuant to Section 12.1 above, to exercise any Option held by such Optionee at the date of such Optionee’s death, whether or not such Option was exercisable immediately prior to such Optionee’s death; provided, however, that the Board may provide by inclusion of appropriate language in any Share Option Agreement that, in the event of the death of an Optionee, the executors or administrators or legatees or distributees of such

Optionee’s estate may exercise an Option (subject to the general limitations on exercise set forth in Section 12.2 above), in whole or in part, at any time subsequent to such Optionee’s death and prior to termination of the Option pursuant to Section 12.1 above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 12.2 above, as the Board, in its sole and absolute discretion, shall determine and set forth in the Share Option Agreement.

      12.5 Rights in the Event of Disability. If an Optionee terminates employment with the Company, a Subsidiary or an Affiliate by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Optionee, then such Optionee shall have the right (subject to the general limitations on exercise set forth in Section 12.2 above), at any time within one year after such termination of employment and prior to termination of the Option pursuant to Section 12.1 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination of employment, whether or not such Option was exercisable immediately prior to such termination of employment; provided, however, that the Board may provide, by inclusion of appropriate language in any Share Option Agreement, that an Optionee may (subject to the general limitations on exercise set forth in Section 12.2 above), in the event of the termination of employment of the Optionee with the Company, a Subsidiary or an Affiliate by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Optionee, exercise an Option, in whole or in part, at any time subsequent to such termination of employment and prior to termination of the Option pursuant to Section 12.1 above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 12.2 above, as the Board, in its sole and absolute discretion, shall determine and set forth in the Share Option Agreement. Whether a termination of employment is to be considered by reason of “permanent and total disability” for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive.

      12.6 Limitations on Exercise of Option. Notwithstanding the foregoing Sections, in no event may the Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein, or after ten years following the date upon which the Option is granted, as set forth in Section 1 above, or after the occurrence of an event referred to in Section 20.3 below which results in termination of the Option. In no event may the Option be exercised for a fractional Share.

      12.7 Method of Exercise. An Option that is exercisable hereunder may be exercised by the Optionee’s delivery to the Company of written notice of the exercise and the number of Shares for which the Option is being exercised. Such delivery shall occur on any business day, at the Company’s principal office, addressed to the attention of the Board. Such notice shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the Shares for which the Option is being exercised. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Option Agreement and (ii) the maximum number of Shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; or (iii) by a combination of the methods described in (i) and (ii). The Board may provide, by inclusion of appropriate language in an Share Option Agreement, that payment in full of the Option Price need not accompany the written notice of exercise provided the notice of exercise directs that the Share certificate or certificates for the Shares for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such Share certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the Shares purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after the exercise of an Option and the payment in full of the Option Price of the Shares covered thereby, the individual exercising the Option shall be entitled to the issuance of a Share certificate or Share certificates evidencing his or her ownership of such Shares. Unless otherwise stated in the applicable Share Option Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him or her. Except as provided in Section 20 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

      13. TRANSFERABILITY OF STOCK

      13.1. Offer to the Company. In the Board’s sole discretion, the Board may provide in a Share Option Agreement that an Optionee (or any other person who is entitled to exercise an Option pursuant to the terms of the Plan) shall not sell, pledge, assign, give, transfer or otherwise dispose of any Shares acquired pursuant to an Option without first offering such Shares to the Company for purchase on the same terms and conditions as those offered to the proposed transferee. The Company may assign its right of first refusal, in whole or in part, to (a) any stockholder of the Company (a “Stockholder”), (b) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company for the benefit of employees of the Company (a “Benefit Plan”) or (c) any Affiliate. The Company shall give reasonable written notice to the Transferor of any such assignment of its rights.

      13.2. Repurchase Rights. In the Board’s sole discretion, the Board may provide in a Share Option Agreement that upon the termination of employment with the Company of an employee who has been granted one or more Option(s) hereunder, the Company shall have the right, for a period of six months following such termination, to repurchase any or all of the Shares acquired by the employee pursuant to such Option(s), at a price equal to the fair market value of such Shares on the date of termination (or at such lower price as shall have been specified by the Board and set forth in the applicable Share Option Agreement(s)). In the event that the Company determines that it cannot or will not exercise its right to purchase Shares pursuant to this Section 13.2, in whole or in part, the Company may assign its rights hereunder, in whole or in part, to a Stockholder, a Benefit Plan or an Affiliate. The Company shall give reasonable written notice to the employee of any assignment of its rights. “Fair market value,” for purposes of this Section 13.2, shall be determined by the Board in the same manner specified for determining the Option Price pursuant to Section 2.11 hereof.

      13.3. Publicly Traded Shares. The restrictions of this Section 13 shall terminate as of the first day that the Shares are listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market.

      13.4. Installment Payments. In the case of any purchase of Shares under this Section 13, at the option of the Company or its permitted assignee, the Company or its permitted assignee may pay the Optionee or other registered owner of the Shares the purchase price in two or fewer annual installments. Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made. The Company or its permitted assignee shall pay at least one-half of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

      13.5. Legend Describing Restrictions and Obligations. In order to enforce the restrictions on transferability imposed upon Shares under the Plan or as provided in the Share Option Agreement, the Board shall cause a legend or legends to be placed prominently on certificates representing Shares issued pursuant to the Plan that complies with the applicable securities laws and regulations and makes appropriate references to the restrictions imposed under the Plan.

      14. GRANT OF RESTRICTED SHARES

      14.1 Restricted Share Awards.

            (a) The Board may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Board may determine, grant Restricted Share Awards under the Plan. Each Restricted Share Award shall be evidenced by a written instrument which shall state the number of Shares covered by the award and the terms and conditions which the Board shall have determined with respect to such award, including the number of Shares that the Holder shall be entitled to purchase, the price to be paid, and the time within which the Holder must accept such offer, which shall in no event exceed thirty (30) days from the date upon which the Board made the determination to grant the Restricted Share Award. Upon the acceptance of each Restricted Share Award, subject to Section 14.3, a certificate representing the Shares covered by the award shall be registered in the name of the Holder and shall be delivered to the Holder. The Holder shall generally have the rights and privileges of a stockholder of the Company with respect to such Shares, including the right to vote and to receive dividends, subject to the restrictions specified in paragraphs (b) and (c).

            (b) The Board shall determine a period of time (“Limitation Period”) which shall apply to the Shares transferred to a Holder with respect to each Restricted Shares Award. Except as otherwise determined by the Board, during the Limitation Period applicable with respect to each Restricted Shares Award, the Holder may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares covered by such Restricted Shares Award. The Board in its discretion may prescribe conditions for the incremental lapse of the preceding restrictions during the Limitation Period, and for the lapse or termination of such restrictions upon the occurrence of certain events before the expiration of the Limitation Period. The Board in its discretion also may shorten or terminate the Limitation Period or waive any conditions for the lapse or termination of the restrictions with respect to all or any portion of the Shares covered by the Restricted Shares Award. The certificate representing the Shares distributed with respect to each Restricted Shares Award made under the Plan shall be affixed with a legend setting forth the restrictions applicable to the transfer of such Shares. The restrictions applicable to a Restricted Shares Award shall lapse and a certificate for the number of Shares with respect to which the restrictions have lapsed shall be delivered to the Holder free of all such restrictions upon the earliest of the following: (1) the expiration of the Limitation Period applicable to the Restricted Shares Award, (2) the occurrence of an event prescribed by the Board which results in the lapse of the restrictions, or (3) such other time as the Board may determine.

            (c) The Shares covered by a Restricted Share Award shall be subject to a repurchase option exercisable upon the voluntary or involuntary termination of the Holder’s employment with the Company for any reason (including death or disability) during the Limitation Period. The purchase price for Shares repurchased pursuant to the Restricted Share Agreement shall be the original price paid by the Holder plus interest paid by the Holder under any promissory note given to the Company in payment of the orginal price and may be paid by (i) check or (ii) cancellation of any indebtedness of the Holder to the Company or a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such repurchase price.

      14.2 Restricted Share Agreement. All Restricted Share Awards granted pursuant to the Plan shall be evidenced by Restricted Share Agreements, to be executed by the Company and by the Holder, in such form or forms as the Board shall from time to time determine. Restricted Share Agreements covering Restricted Shares granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Restricted Share Agreements shall comply with all terms of the Plan.

      14.3 Certificates for Restricted Shares. The Board may require that the certificates evidencing the grant of a Restricted Share Award hereunder be held in escrow until such restrictions have expired. The Board may also cause a legend to be placed on such certificates that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions to which the Shares are subject. Upon attainment of the specified objectives and requirements (or, to the extent specified in the grant, upon the partial attainment of the objectives and requirements), a certificate for the number of Shares with respect to which restrictions have lapsed shall be delivered to the Holder free of restrictions.

      15. TRANSFERABILITY OF SHARES AND OPTIONS

      15.1 General. Except as provided in Section 15.2 with respect to non-Incentive Share Options, during the lifetime of an Optionee, only such Optionee or grantee (or, in the event of legal incapacity or incompetency, the guardian or legal representative of the Optionee or grantee) may exercise the Option. No Restricted Shares shall be assignable or transferable, other than by will or the laws of descent and distribution, before the satisfaction of applicable performance and service requirements with respect to such Shares, as set forth in the applicable Restricted Share Agreement.

      15.2 Family Transfers. The Committee may, in its discretion, authorize all or a portion of non-Incentive Share Options granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Share Option Agreement pursuant to which such non-Incentive Share Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 15.2 or by will or the laws of descent and distribution. Following transfer, any such non-Incentive Share Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 12.7 hereof the term “Optionee” shall be deemed to refer the transferee. The events of termination of employment of Section 12 hereof shall continue to be applied with respect to the original Optionee, following which the non-Incentive Share Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 12.

      16. USE OF PROCEEDS

      The proceeds received by the Company from the sale of Shares pursuant to the exercise of Options granted under the Plan shall constitute general funds of the Company.

      17. REQUIREMENTS OF LAW

      The Company shall not be required to sell or issue any Shares under any Incentive Award if the sale or issuance of such Shares would constitute a violation by the Optionee, the Holder, the individual exercising the Option, or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to the Option upon any securities exchange or under any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, the Option may not be exercised in whole or in part unless such listing registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically in connection with the 1933 Act, at the time of grant of Restricted Shares or when such Shares becomes vested or upon the exercise of any Option, unless a registration statement under such act is in effect with respect to the Shares covered by Option, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the holder of such Restricted Shares or Option, may acquire such Shares pursuant to an exemption from registration under such act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the 1933 Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant thereto or pursuant to a grant of Restricted Shares to comply with any law or regulation of any governmental authority. As to any jursdiction that expressly imposes the requirement that an Option shall not be exercisable or that Shares may not be issued pursuant to a Restricted Share Award unless and until the Shares covered by such grant or Option are registered or are exempt from registration, the exercise of such Option or issuance of Shares pursuant to such grant (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

      18. AMENDMENT AND TERMINATION OF THE PLAN

      The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares as to which Incentive Awards have not been granted; provided, however, that no amendment by the Board shall, without approval by the affirmative vote of stockholders who hold at least a majority of the outstanding Shares of the Company entitled to vote thereon and who vote in person or by proxy at a duly constituted stockholders’ meeting, cause the Plan to not comply with the Code. The Company may retain the right in an Agreement to cause a forfeiture of the Shares or gain realized by a holder of an Incentive Award on account of the holder taking actions in “competition with the Company,” as defined in the applicable Agreement. Furthermore, the Company may annul the grant of an Option, or Restricted Shares if the holder of such grant was an employee of the Company or a Subsidiary and is terminated “for cause,” as defined in the applicable Agreement. Except as permitted under this Section 18 or Section 20 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the holder of the Incentive Award, alter or impair rights or obligations under any Incentive Award theretofore granted under the Plan.

      19. EXCHANGE ACT: RULE 16b-3

      19.1. General. The Plan is intended to comply with Rule 16b-3 (“Rule 16b-3”) under the Exchange Act from and after the date on which the Corporation first registers a class of equity securities under Section 12 of the Exchange Act (the “Registration Date”). From and after the Registration Date, any provision inconsistent with Rule 16b-3 (as in effect on the Registration Date) shall, to the extent permitted by law and determined to be advisable by the Board (constituted in accordance with Section 19.2 hereof) or the Board (acting pursuant to Section 19.3 hereof), be inoperative and void. In addition, from and after the Registration Date, the provisions set forth in Sections 19.2 through 19.5 shall apply.

      19.2. Stock Option Committee. From and after the Registration Date, the Committee appointed pursuant to Section 3.2 hereof shall consist of not fewer than two members of the Board, neither of whom, during the period of service on such Committee and the year prior to service on such Committee, shall have been granted an Option under the Plan or been granted or awarded an option or other security under any plan of the Corporation other than as permitted under Rule 16b-3(c)(2)(i) and each of whom shall qualify (at the time of appointment to the Committee and during all periods of service on the Committee) in all respects as a “disinterested person” as defined in Rule 16b-3.

      19.3. Action by the Board. From and after the Registration Date, the Board may act under the Plan other than by, or in accordance with the recommendations of, the Committee, constituted as set forth in Section 19.2 hereof, only if all members of the Board are “disinterested persons” as defined in Rule 16b-3.

      19.4. Additional Restriction on Transfer of Shares. From and after the Registration Date, no director, officer or other “insider” of the Corporation subject to Section 16 of the Exchange Act shall be permitted to sell Shares (which such “insider” had received upon exercise of an Option) during the six months immediately following the grant of such Option.

      19.5. Additional Requirement of Stockholders’ Approval. From and after the Registration Date, no amendment by the Board shall, without approval by a majority of the votes cast at a duly held meeting of the stockholders of the Corporation at which a quorum representing a majority of all outstanding stock is present, either in person or by proxy, and voting on the amendment, or by written consent in accordance with applicable state law and the Certificate of Incorporation and Bylaws of the Corporation, materially increase the benefits accruing to Section 16 “insiders” under the Plan or take any other action that would require the approval of such stockholders pursuant to Rule 16b-3.

      20. EFFECT OF CHANGES IN CAPITALIZATION

      20.1 Changes in Shares. If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of Shares, exchange of Shares, Share dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company, occurring after the closing of the initial public offering of Shares of the Company, the number and kinds of Shares for the issuance of which Restricted Share Awards may be granted and for the acquisition of which Options may be granted under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of Shares for which Restricted Share Awards or Options, are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the Restricted Share Awards or Option immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to Shares that are subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per Share.

      20.2 Reorganization in Which the Company Is the Surviving Entity. Subject to Section 20.3 hereof, if the Company shall be the surviving Entity in any reorganization, merger, or consolidation of the Company with one or more other entities, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per Share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the Shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in the applicable Restricted Share Agreement, any restrictions that were applicable to any previously granted Restricted Share Award shall apply as well to any replacement shares received by the Holder as a result of the reorganization, merger, or consolidation.

      20.3 Reorganization in Which the Company Is Not the Surviving Entity or Sale of Assets or Shares. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of substantially all of the assets of the

Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board that results in any person or entity (or person or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of securities of the Company, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan or the assumption of such Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor Company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each individual holding an Option shall have the right (subject to the general limitations on exercise set forth in Section 12.2 above), immediately before the occurrence of such termination and during such period occurring before such termination as the Board in its sole discretion shall determine and designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its stockholders but in no event less than 30 days before the occurrence of such termination. Unvested Restricted Share Awards shall be vested in the case of an event described in this Section 20.3.

      20.4 Adjustments. Adjustments under this Section 20 related to Shares or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional Shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

      20.5 No Limitations on Company. The grant of Shares and Incentive Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

      21. DISCLAIMER OF RIGHTS

      No provision in the Plan or in any Incentive Award granted or Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company, any Subsidiary or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company, any Subsidiary or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company, a Subsidiary or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Agreement, no Incentive Award granted under the Plan shall be affected by any change of duties or position of the Optionee or Holder (including a transfer to or from the Company, a Subsidiary or an Affiliate), so long as such Optionee or Holder continued to be a trustee, officer, consultant, employee, or independent contract (as the case may be) of the Company, a Subsidiary or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

      22. NONEXCLUSIVITY OF THE PLAN

      Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of restricted shares or share options otherwise than under the Plan.

      23. CAPTIONS

      The use of captions in this Plan or any Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Agreement.

      24. WITHHOLDING TAXES

      24.1 Withholding. The Company shall have the right to deduct from payments of any kind otherwise due to an Optionee any Federal, state, or local taxes of any kind required by law to be withheld with respect to any Shares issued upon the exercise of an Option under the Plan or with respect to the termination of the Limitation Period with respect to Restricted Share Awards under the Plan. At the time of exercise or termination of the Limitation Period, the Optionee or Holder shall pay to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Optionee or Holder may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold Shares otherwise issuable pursuant to the exercise of an Option or (ii) by delivering to the Company Shares already owned by the Optionee or Holder. The Shares so delivered or withheld shall have a fair market value equal to such withholding obligations. The fair market value of the Shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An Optionee or

Holder who has made an election pursuant to this Section 24.1 may only satisfy his or her withholding obligation with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

      24.2 Limitations for Reporting Person. Notwithstanding the foregoing, in the case of a Reporting Person, no election to use Shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements under Rule 16b-3(e) or any successor rule under the Exchange Act.

      25. OTHER PROVISIONS

      Each Incentive Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

      26. NUMBER AND GENDER

      With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

      27. SEVERABILITY

      If any provision of the Plan or any Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

      28. GOVERNING LAW

      The validity and construction of this Plan and the instruments evidencing the Incentive Awards granted hereunder shall be governed by the laws of the State of Maryland.